Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Second Quarter 2023 Financial Results
Strengthens Balance Sheet Through Inventory Reduction and $12.5 Million Debt Paydown
Expands Princess Polly Wholesale Partnership with PacSun

SAN FRANCISCO – August 9, 2023 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the second quarter ended June 30, 2023.
Results for the Second Quarter
•Net sales decreased 14.2% to $136.0 million, compared to $158.5 million in the second quarter of 2022; down 11% in Constant Currency1.
•In the U.S., net sales decreased 2.8% compared to the second quarter of 2022 and grew 12.3% on a two-year stack.
•Net loss was $(5.0) million or $(0.04) per share, and (3.7%) of net sales in the second quarter of 2023, compared to net loss of $(4.2) million or $(0.03) per share, and (2.7%) of net sales in the second quarter of 2022.
•Adjusted EBITDA2 was $5.6 million, or 4.1% of net sales, compared to $5.9 million, or 3.7% of net sales in the second quarter of 2022.

“We continue to execute against our strategic initiatives and have made significant improvements in our operating efficiencies, which enabled us to deliver on our adjusted EBITDA and cash flow expectations for the second quarter,” said Ciaran Long, Interim Chief Executive Officer and Chief Financial Officer. “I’m also pleased that we continued to strengthen our balance sheet by way of strategically reducing inventories, which were down 16% since the end of fiscal 2022, and we paid down $12.5 million of debt in the quarter. “The U.S. performance was in line with our expectations, registering $80 million of net sales in the second quarter and delivering 12% growth on a two-year basis. Despite the inline performance in the U.S., our overall net sales were dampened by continued macro pressures and consumer challenges in Australia.”
“Importantly, we are increasing our total addressable market, particularly in the U.S., by introducing our brands to new customers through direct to consumer and omnichannel initiatives. We’re excited to announce that Princess Polly is expanding its partnership with PacSun to 100 stores and will open its first store next month. Looking ahead, we remain laser focused on chasing consumer demand, driving greater operational efficiencies and strengthening the balance sheet by paying down additional debt through the remainder of the year. We remain confident in the future of our brands and our business model and are committed to driving shareholder value,” concluded Long.
Recent Business Highlights
•Princess Polly is expanding its wholesale relationship with PacSun to 100 stores and remains on-track to open its first store in Los Angeles next month.
•Culture Kings continues to disrupt the U.S. streetwear industry with the flagship store in Las Vegas outperforming expectations and recent partnerships with Rolling Loud and the UFC.
•Petal & Pup continues to exceed expectations on Target marketplace and is exploring additional omnichannel tests.
•mnml remains a top 10 brand at Culture Kings and continues to leverage Culture Kings for new customer acquisition and marketing activations.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2022, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

Second Quarter Financial Details
•Net sales decreased 14.2% to $136.0 million, compared to $158.5 million in the second quarter of 2022. The decrease was driven by a decline in the number of orders and average order value during the quarter, primarily driven by adverse macroeconomic conditions in Australia. On a Constant Currency1 basis, net sales decreased 11%.
•Gross margin was 56.9%, compared to 55.2% in the second quarter of 2022. The improvement was primarily driven by improved full price sell-through, particularly in the U.S., and lower freight expenses.
•Selling expenses were $35.9 million, compared to $45.3 million in the second quarter of 2022. Selling expenses were 26.4% of net sales compared to 28.6% of net sales in the second quarter of 2022. The decrease was primarily due to operational efficiencies in distribution, fulfillment and outbound shipping.
•Marketing expenses were $18.4 million, compared to $19.1 million in the second quarter of 2022. Marketing expenses were 13.5% of net sales compared to 12.0% of net sales in the second quarter of 2022. The increase was primarily driven by lower sales volume compared to the prior year.
•General and administrative (“G&A”) expenses were $24.2 million, compared to $25.7 million in the second quarter of 2022. G&A expenses were 17.8% of net sales compared to 16.2% of net sales in the second quarter of 2022. The increase in G&A as a percent of net sales during the quarter was primarily due lower sales volume compared to the prior year.
•Adjusted EBITDA2 was $5.6 million, or 4.1% of net sales, compared to $5.9 million, or 3.7% of net sales in the second quarter of 2022.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the second quarter totaled $25.9 million, compared to $46.3 million at the end of fiscal year 2022.
•Inventory at the end of the second quarter totaled $106.7 million, compared to $126.5 million at the end of fiscal year 2022, or compared to $143.9 million at the end of the second quarter of 2022.
•Debt at the end of the second quarter totaled $120.0 million, compared to $143.6 million at the end of fiscal year 2022.
•Cash flow provided by operations for the six months ended June 30, 2023 was $7.3 million, compared to cash flow used in operations of $23.6 million for the six months ended June 30, 2022.
Outlook
For the third quarter of 2023, the Company expects:
•Net sales between $138 million and $143 million
•Adjusted EBITDA3 between $6 million and $8 million
•Weighted average diluted share count of 130 million
For the full year 2023, the Company is adjusting its outlook and now expects:
•Net sales between $555 million and $565 million
•Adjusted EBITDA3 between $21 million and $25 million
•Weighted average diluted share count of 130 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels and continued macroeconomic pressures, specifically in the Australia Region. See “Forward-Looking Statements” for additional information.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Conference Call
A conference call to discuss the Company’s second quarter results is scheduled for August 9, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13739113. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA, Adjusted EBITDA margin, net income (loss), as adjusted, net income (loss) per share, as adjusted and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include statements related to our financial and operational results for the second quarter and long-term expectations, as well as our brands’ omnichannel expansion initiatives.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability to regain compliance with the NYSE minimum share price requirement within the applicable cure period; our ability in the future to comply with the NYSE listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,”

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the “SEC”). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$136,028	$158,471	$256,513	$306,790
Cost of sales	58,672	71,024	110,657	135,147
Gross profit	77,356	87,447	145,856	171,643
Operating expenses:
Selling	35,932	45,254	70,338	85,618
Marketing	18,354	19,064	33,131	34,769
General and administrative	24,191	25,703	50,059	50,481
Total operating expenses	78,477	90,021	153,528	170,868
Income (loss) from operations	(1,121)	(2,574)	(7,672)	775
Other expense, net:
Interest expense	(2,841)	(1,393)	(5,692)	(2,652)
Other expense	(750)	(1,200)	(1,784)	(1,112)
Total other expense, net	(3,591)	(2,593)	(7,476)	(3,764)
Loss before income taxes	(4,712)	(5,167)	(15,148)	(2,989)
Benefit from (provision for) income tax	(328)	955	555	302
Net loss	$(5,040)	$(4,212)	$(14,593)	$(2,687)
Net loss per share:
Basic and diluted	$(0.04)	$(0.03)	$(0.11)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	129,138,138	128,657,271	129,089,647	128,652,580

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$25,876	$46,319
Restricted cash	2,001	2,054
Accounts receivable	2,604	3,231
Inventory, net	106,695	126,533
Prepaid income taxes	7,097	6,089
Prepaid expenses and other current assets	16,748	13,378
Total current assets	161,021	197,604
Property and equipment, net	27,862	28,958
Operating lease right-of-use assets	39,785	37,317
Intangible assets, net	69,641	76,105
Goodwill	164,140	167,731
Deferred tax assets	1,042	1,070
Other assets	705	853
Total assets	$464,196	$509,638
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,718	$20,903
Accrued liabilities	29,715	39,806
Sales returns reserve	6,107	3,968
Deferred revenue	11,208	11,421
Operating lease liabilities, current	6,926	6,643
Current portion of long-term debt	7,000	5,600
Total current liabilities	81,674	88,341
Long-term debt	112,974	138,049
Operating lease liabilities	37,624	34,404
Other long-term liabilities	1,570	1,483
Deferred income taxes	241	284
Total liabilities	234,083	262,561
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	464,144	460,660
Accumulated other comprehensive loss	(51,040)	(45,185)
Accumulated deficit	(183,120)	(168,527)
Total stockholders’ equity	230,113	247,077
Total liabilities and stockholders’ equity	$464,196	$509,638

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(14,593)	$(2,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,230	2,728
Amortization expense	5,931	8,079
Amortization of inventory fair value adjustment	—	707
Amortization of debt issuance costs	315	326
Lease incentives	1,186	—
Loss on disposal of businesses	1,533	—
Non-cash operating lease expense	3,760	3,109
Equity-based compensation	3,760	2,862
Deferred income taxes, net	3	(1,078)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	896	(424)
Inventory	15,511	(33,183)
Prepaid expenses and other current assets	(3,793)	(67)
Accounts payable	350	5,304
Income taxes payable	(1,179)	(7,213)
Accrued liabilities	(9,117)	4,896
Returns reserve	2,214	(1,569)
Deferred revenue	98	(3,434)
Lease liabilities	(3,815)	(1,943)
Net cash provided by (used in) operating activities	7,290	(23,587)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(2,095)
Purchase of intangible assets	(62)	(64)
Purchases of property and equipment	(3,618)	(5,803)
Net cash used in investing activities	(3,680)	(7,962)
Cash flows from financing activities:
Payments of costs related to initial public offering	—	(1,142)
Proceeds from line of credit, net of issuance costs	—	25,000
Repayment of line of credit	(21,100)	—
Proceeds from issuance of debt, net of issuance costs	—	(121)
Repayment of debt	(2,800)	(2,800)
Taxes paid related to net share settlement of equity awards	(66)	(32)
Proceeds from issuances under equity-based compensation plans	90	—
Repurchase of shares	(299)	—
Net cash provided by (used in) financing activities	(24,175)	20,905
Effect of exchange rate changes on cash, cash equivalents and restricted cash	69	401
Net decrease in cash, cash equivalents and restricted cash	(20,496)	(10,243)
Cash, cash equivalents and restricted cash at beginning of period	48,373	41,018
Cash, cash equivalents and restricted cash at end of period	$27,877	$30,775

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$25,876	$29,109
Restricted cash	2,001	1,666
Total cash, cash equivalents and restricted cash	$27,877	$30,775

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2023	2022	2023	2022
Gross margin	57%	55%	57%	56%
Net loss	$(5,040)	$(4,212)	$(14,593)	$(2,687)
Net loss margin	(4)%	(3)%	(6)%	(1)%
Adjusted EBITDA[2]	$5,568	$5,891	$7,754	$16,543
Adjusted EBITDA margin[2]	4%	4%	3%	5%
Key Operational Metrics and Regional Sales

	Three Months Ended June 30,			Six Months Ended June 30,
(metrics in millions, except AOV; sales in thousands)	2023	2022	% Change	2023	2022	% Change
Key Operational Metrics
Active customers[4]	3.6	3.9	(7.7)%	3.6	3.9	(7.7)%
Average order value	$82	$85	(3.5)%	$81	$84	(3.6)%
Number of orders	1.7	1.9	(10.5)%	3.1	3.7	(16.2)%

Sales by Region
U.S.	$79,967	$82,277	(2.8)%	$152,593	$159,945	(4.6)%
Australia/New Zealand	48,037	67,076	(28.4)%	89,483	129,600	(31.0)%
Rest of world	8,024	9,118	(12.0)%	14,437	17,245	(16.3)%
Total	$136,028	$158,471	(14.2)%	$256,513	$306,790	(16.4)%
Year-over-year growth	(14.2)%			(16.4)%
Year-over-year growth on a constant currency basis[1]	(11.3)%			(13.6)%

Sales by Region - Two-Year Stack	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2021	% Change	2023	2021	% Change
U.S.	$79,967	$71,205	12.3%	$152,593	$114,035	33.8%
Australia/New Zealand	48,037	69,736	(31.1)%	89,483	90,738	(1.4)%
Rest of world	8,024	8,286	(3.2)%	14,437	13,233	9.1%
Total	$136,028	$149,227	(8.8)%	$256,513	$218,006	17.7%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items, and Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) for the three and six months ended June 30, 2023 and 2022 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2023	2022	2023	2022
Net loss	$(5,040)	$(4,212)	$(14,593)	$(2,687)
Add (deduct):
Total other expense, net	3,591	2,593	7,476	3,764
Provision for (benefit from) income tax	328	(955)	(555)	(302)
Depreciation and amortization expense	4,720	5,590	10,161	10,807
Equity-based compensation expense	1,824	1,494	3,760	2,862
Inventory step-up amortization expense	—	—	—	707
Distribution center relocation costs	—	1,291	—	1,291
Transaction costs	—	90	—	101
Severance	417	—	682	—
Sales tax penalties	49	—	532	—
Insured (gains) losses	(321)	—	291	—
Adjusted EBITDA	$5,568	$5,891	$7,754	$16,543
Net loss margin	(4)%	(3)%	(6)%	(1)%
Adjusted EBITDA margin	4%	4%	3%	5%
Net Income (Loss), As Adjusted and Net Income (Loss) Per Share, As Adjusted
Net income (loss), as adjusted and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income (loss), as adjusted and net income (loss) per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income (loss), as adjusted and net income (loss) per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.

We have calculated net loss, as adjusted and net loss per share, as adjusted for the six months ended June 30, 2023 by adjusting net loss and net loss per share for the loss on disposal of the Rebdolls reporting unit.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the six months ended June 30, 2023 are as follows:

Six Months Ended June 30, 2023
Net loss	$(14,593)
Adjustments:
Loss on disposal of the Rebdolls reporting unit	951
Tax effects of adjustments	—
Net loss, as adjusted	$(13,642)
Net loss per share, as adjusted	$(0.11)
Weighted-average shares, diluted	129,089,647
We have calculated net loss, as adjusted and net loss per share, as adjusted for the six months ended June 30, 2022 by adjusting net loss and net loss per share for the inventory step-up amortization expense resulting from the acquisition of mnml.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the six months ended June 30, 2022 are as follows:

Six Months Ended June 30, 2022
Net loss	$(2,687)
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net loss, as adjusted	$(2,192)
Net loss per share, as adjusted	$(0.02)
Weighted-average shares, diluted	128,652,580
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules calculated in accordance with Article 11 of Regulation S-X. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, disaggregated by geography, which is the most directly comparable financial measure calculated in accordance with GAAP, for the six months ended June 30, 2023 and 2021, is as follows:

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2021			Two-year Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$152,593	$114,035	$7,669	$121,704	33.8%	25.4%
Australia/New Zealand	89,483	90,738	43,314	134,052	(1.4)%	(33.2)%
Rest of world	14,437	13,233	280	13,513	9.1%	6.8%
Total	$256,513	$218,006	$51,263	$269,269	17.7%	(4.7)%